Exhibit 10.2

Director Compensation Program
including the
Independent Director Compensation Policy

Unless the context otherwise requires, all capitalized terms used herein shall have the respective meanings assigned to them in the EastGroup Properties, Inc. 2013 Equity Incentive Plan (the “Plan”).

EQUITY AWARDS

The following shall constitute the equity awards under the Independent Director Compensation Policy under the Plan:

Initial Share Award

The Company shall automatically award each new Independent Director appointed or elected to the Board an award of a number of Restricted Shares equal to $25,000 divided by the Fair Market Value of a Share on such date. If a fraction results, the number of Restricted Shares shall be rounded up to the next whole number. These Restricted Shares shall vest over a four-year period, at a rate of twenty-five percent on each anniversary of the date of grant, subject to the Independent Director’s continued service on the Board of Directors through the applicable vesting date, subject to certain exceptions. The Company shall issue the Restricted Shares awarded under this paragraph on the fifth business day following the effective date of the election or appointment.

Annual Retainer Share Award

(a)    Each year, the Company shall automatically award Restricted Shares to each Independent Director who has been elected or reelected as a member of the Board of Directors at the annual meeting (the “Annual Retainer Share Award”). The number of Restricted Shares shall be equal to $110,000 divided by the Fair Market Value of a Share on the date of the applicable annual meeting. If a fraction results, the number of Restricted Shares shall be rounded up to the next whole number. Each year’s Annual Retainer Share Award, beginning with the award granted as of the date of the 2022 annual meeting, shall vest in full on the earlier of the one-year anniversary of the date of grant or the date of the next annual meeting following the date of grant, subject to the Independent Director’s continued service on the Board of Directors through such vesting date, subject to certain exceptions.

(b)    If an Independent Director is elected or appointed to the Board of Directors other than at an annual meeting of the Company and has not received a Restricted Share award pursuant to paragraph (a) during the twelve months preceding election or appointment, the Company shall automatically award to the

Independent Director a number of Restricted Shares that is equal to the amount determined pursuant to paragraph (a) (but based on the Fair Market Value of a Share on the date of election or appointment rather than the date of grant) multiplied by a fraction, the numerator of which is 365 minus the number of days between the adjournment of the last annual meeting and the effective date of the appointment or election, and the denominator of which is 365. If a fraction results, the number of Restricted Shares shall be rounded up to the next whole number.

(c)    The Company shall issue the Restricted Shares awarded under paragraphs (a) or (b) on the fifth business day following the effective date of the election, reelection or appointment.

Dividends

Cash dividends paid on Restricted Shares granted to Non-Employee Directors hereunder shall be deferred for payment until the date of vesting (if any) of the related Restricted Shares.

CASH PAYMENTS

In addition to equity awards under the Plan, Independent Directors shall be entitled to the following payments in cash:

Annual Cash Retainer

Each Independent Director will be paid an annual cash retainer of $60,000. The chairperson of the Audit Committee will receive an additional annual cash retainer in the amount of $20,000 and members of the Audit Committee will receive an additional annual cash retainer in the amount of $10,000. The chairperson of the Compensation Committee will receive an additional annual cash retainer in the amount of $15,000 and members of the Compensation Committee will receive an additional annual cash retainer in the amount of $7,500. The chairperson of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer in the amount of $12,000 and members of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer in the amount of $6,000. Members of the Investment Committee will receive an additional annual cash retainer in the amount of $6,000, payable on a quarterly basis. The Lead Independent Director will receive an additional $25,000 annual cash retainer and the Chairperson of the Board will receive an additional $50,000 annual cash retainer. Annual cash retainers will be paid quarterly in arrears and will be pro-rated based on the number of actual days served by the director during the year.

Revised May 26, 2022